EXHIBIT 99.1

Sponsored by

Commentary for the Week Ended January 2, 2009

GRANT PARK WEEKLY PERFORMANCE STATISTICS*
1/2/2009

	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.90%	-0.61%	-0.61%
Class B Units	-0.92%	-0.62%	-0.62%

S&P 500 Total Return Index**	6.84%	3.18%	3.18%
Lehman Long Government Index**	-3.23%	-1.74%	-1.74%
* Subject to independent verification
** Index is unmanaged and is not available for direct investment.  Please see Indices Overview (below) for more information.  Weekly RORs are calculated using data acquired through Bloomberg.

Performance Analysis***

*** The charts above are compiled using unaudited ROR estimates.  Data is subject to independent verification

Sector Commentary
Fixed Income
●	Grant Park’s positions in the domestic and international fixed income markets are predominantly long.
o
After being a strong source of profits during the past two weeks, the fixed income markets proved difficult for Grant Park.  Long positions, especially on U.S. 10-year Treasury Notes, posted losses as prices fell.

o
The decline in debt instruments was primarily caused by strength in the global equity markets.  With most of the world’s major indices up in excess of 5% for the week, investors began to re-enter the equity markets, liquidating fixed income positions in the process.

o
The rally in equities came despite the release of a number of grim economic reports last week.  Bearish reports indicating reduced U.S. production, declining European spending, and an expected increase in U.S. unemployment did little to quell increases in share prices.  Analysts believe that expectations of monetary and fiscal policy shifts in 2009 were the main cause for the equity markets overlooking bearish influences.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Sponsored by

Energy
●	Grant Park’s positions in the energy markets are predominantly short.
o
Rallies in the energy markets resulted in setbacks for Grant Park’s short positions this past week.  Turbulence in the Middle East supported the crude oil markets as many speculators believe that the ongoing fighting between Israel and Palestine may impact oil production from the region.

o
Technical buying was another driving factor in the energy markets last week.  Due to illiquidity caused by last week’s holiday, the market was overshadowed by a number of commodity funds and institutional investors entering positions prior to the new year.

Currencies
●	Grant Park’s positions in the currency markets are mixed.
o
Long positions in the Japanese yen against the U.S. dollar drove performance in the currency sector last week.  Spurred by rallies in the equity markets and high Treasury yields, the dollar rose to a 3-week high against the yen resulting in losses.

o
The portfolio was able to recoup a portion of last week’s losses in the emerging currency markets.  Short positions in the Singapore dollar, South Korean won, and Chilean peso registered gains as a bullish outlook for 2009 strengthened the U.S. dollar.

o
Also helping offset setbacks were gains made by positions in the euro.  The euro finished slightly lower due to technical buying by speculators looking to acquire dollar denominated assets prior to the start of 2009.  Slovakia’s addition to the group of nations to adopt the euro signifies a big change across Europe, although analysts believe that it had little effect on the currency markets this past week.

**Indices Overview
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.[Missing Graphic Reference]

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.